Exhibit 99.1

SOUTH SAN FRANCISCO, Calif., March 17, 2006: Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule therapeutics, today announced that the Company has entered into a definitive agreement to raise approximately $45 million in a private placement of approximately 7.25 million shares of common stock and warrants to purchase an additional approximately 2.17 million shares of common stock. The purchase price for the shares and the exercise price for the warrants will be $6.21 per share, the closing bid price for the Company’s common stock immediately preceding execution of the definitive agreement for the transaction. Investors in the financing will pay an additional purchase price equal to $0.125 for each share underlying the warrants. The closing of the private placement is subject to certain closing conditions. Participants in the transaction include funds managed by Alta Partners, Deerfield Management, Baker Brothers Investments, existing investor Warburg Pincus LLC and several other institutional investors. Cowen & Co., LLC acted as the exclusive placement agent on this transaction.

Sunesis intends to use the net proceeds from the transaction to fund clinical development of its oncology product candidates, including:

•                  Phase II clinical trials in non-small cell and small-cell lung cancer and ovarian cancer, and Phase I and Phase II clinical trials in acute leukemias with SNS-595, a novel cell-cycle inhibitor;

•                  a Phase I/II clinical trial in advanced solid tumors and a Phase I trial in B-cell malignancies with SNS-032, a CDK inhibitor; and

•                  the filing of an investigational new drug application (IND) and a Phase I clinical trial with SNS-314, an Aurora kinase inhibitor.

Sunesis also plans to use a portion of the net proceeds for advancement of its preclinical research pipeline candidates and for general corporate purposes.

“With this financing, we have over $90 million in cash, cash equivalents and marketable securities on a pro forma basis as of December 31, 2005. With these financial resources, we can execute our clinical development plans with confidence. In 2006, Sunesis will advance six ongoing and planned clinical trials for our three lead oncology programs,” said Daniel N. Swisher, President and Chief Executive Officer at Sunesis. “We are pleased with the quality of the new investors we were able to attract to this offering and we also wish to thank our current investors for their continued support,” continued Mr. Swisher.

The shares of common stock and warrants to be sold by the Company in this private placement have not been registered under the Securities Act of 1933 or state securities laws, and may not be offered or sold in the United States without registration with the Securities and Exchange Commission (SEC) or an applicable exemption from registration requirements. The Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock and the shares issuable upon exercise of the warrants. This notice shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About Sunesis Pharmaceuticals

Sunesis is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule therapeutics for oncology and other serious diseases. Sunesis has built a broad product candidate portfolio through internal discovery and in-licensing of novel cancer therapeutics. Sunesis is advancing its product candidates through in-house research and development efforts and strategic collaborations with leading pharmaceutical and biopharmaceutical companies. For further information on Sunesis Pharmaceuticals, please visit http://www.sunesis.com .

Safe Harbor Statement

This press release contains forward-looking statements that involve substantial risks and uncertainties. Sunesis may not actually achieve the plans, intentions or expectations contained in such forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations contained in such forward-looking statements. Sunesis does not assume any obligation to update any such forward-looking statements.

SOURCE Sunesis Pharmaceuticals, Inc.

Investors, Eric Bjerkholt, CFO of Sunesis Pharmaceuticals, Inc., +1-650-266-3717; or

Media, Karen L. Bergman, +1-650-575-1509, or Michelle Corral, +1-415-794-8662, both of BCC Partners, for Sunesis Pharmaceuticals, Inc.